PORTILLO’S HOT DOGS, LLC
CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”), made in connection with the position of Portillo’s Interim Chief Financial Officer, is entered into as of May 20, 2026 (the “Effective Date”), by and between Portillo’s Hot Dogs, LLC (“Portillo’s” or the “Company”), located at 2001 Spring Road, Suite 400, Oak Brook, Illinois 60523, and Pamela F. Smith, via PF Smith Consulting LLC (“Consultant”), with principal offices located at 77 Tarpon Bay Court, Ponte Vedra, Florida 32081.
1. Services.
Consultant shall serve as Company’s Interim Chief Financial Officer, reporting to the Company’s Chief Executive Officer, and will have responsibility for helping stabilize and lead the Finance function during the Company’s transition to a permanent Chief Financial Officer. Consultant shall provide the services described in Exhibit A (“Services”) during the Term.
2. Compensation.
The Company shall pay Consultant a fee of USD $14,000 per week, prorated for partial weeks based on days worked, payable in arrears. Compensation shall be paid via ACH on bi-weekly Fridays beginning with the first full biweekly period that Consultant provides Services for Company following the Effective Date. Consultant shall be reimbursed for reasonable, necessary, and documented travel, lodging and other business expenses in accordance with Company policies.
Any incentive-based compensation payable to Consultant shall be subject to the Company’s clawback and recoupment policies adopted to comply with applicable law, SEC rules and Nasdaq listing standards.
3. Reporting; Controls.
Consultant shall support SEC reporting, maintain effective disclosure controls and internal controls over financial reporting, coordinate with internal and external auditors, and promptly escalate any suspected material weaknesses, significant deficiencies, or fraud risks to the Audit Committee and/or the Chief Executive Officer.
Consultant shall participate in the Company’s Disclosure Committee, support management certifications under SOX Sections 302 and 906, and have direct access to the Audit Committee and the Company's independent registered public accounting firm regarding internal controls, financial reporting, fraud risk, and auditor communications.

4. Section 16 Officer Designation.
The Company will designate Consultant as an “officer” for purposes of Section 16 of the Securities Exchange Act of 1934. In the event of such designation, Consultant agrees to comply with all applicable reporting obligations, including timely filing of Forms 3, 4, and 5, and to adhere to the Company’s insider trading policy and blackout restrictions.
5. Term; Termination.
The term (“Term”) shall continue until the earlier of the appointment of a permanent Chief Financial Officer or approximately six (6) weeks from the Effective Date, i.e., July 1, 2026. The Term may be extended by the parties upon mutual written agreement. Either party may terminate this Agreement upon fourteen (14) days’ written notice, or immediately for cause. In the event of termination, Company shall pay Consultant the pro rata fees earned through the effective date of termination and no other fees shall be owed.
“Cause” means (i) fraud, embezzlement, or willful misconduct; (ii) gross negligence in the performance of the Services; (iii) material breach of this Agreement; (iv) violation of federal or state securities laws or material violation of Company policy; or (v) conviction of, or plea of nolo contendere to, a felony or a crime involving dishonesty or moral turpitude.
Upon termination of the Agreement, Consultant shall reasonably cooperate, at the Company's reasonable expense, in transition matters, including orderly transfer of work product, passwords, financial materials, and institutional knowledge, and shall return all Company property and Confidential Information.
6. Independent Contractor.
Consultant is an independent contractor; the Company shall report compensation paid hereunder on IRS Form 1099-NEC and shall not withhold taxes except as required by law. Consultant shall furnish a current Form W-9.
Consultant shall not be eligible to participate in any Company employee benefit, bonus, or equity plan unless expressly approved in writing by the Compensation Committee.
7. Confidentiality.
Consultant shall maintain strict confidentiality of all non-public information, including but not limited to financial, strategic, and operational information, as described in Exhibit B. Such obligations shall survive termination of this Agreement, as set forth in Exhibit B.
Nothing in this Agreement, including any confidentiality or non-disclosure clauses, shall be construed to prohibit, prevent, or otherwise restrict Consultant from:

a)Reporting a good-faith belief of an unlawful employment practice (including but not limited to harassment, discrimination, retaliation, labor, safety or wage/hour violations) or criminal conduct to the appropriate federal, state, or local governmental authorities;
b)Participating in, cooperating with, or testifying in any investigation or proceeding conducted by any governmental agency;
c)Making truthful statements or disclosures that are required by law, regulation, or legal process; or
d)Seeking or receiving legal advice.
Further, nothing in this Agreement restricts Consultant’s right to engage in concerted activities.
8. Ownership of Work Product.
All materials and work product created by Consultant shall be deemed “works made for hire” and shall be the exclusive property of the Company.
9. Authority.
Consultant shall have such authority as reasonably necessary to perform the Services, subject to the Company's delegation-of-authority policies.
10. Compliance with Laws.
a)Consultant, in performing Services hereunder, shall comply with all applicable federal, state, and local laws, rules, and regulations, including but not limited to securities laws, including Regulation FD, and the Company’s insider trading policies, and shall coordinate all investor communications with authorized Company personnel. Consultant shall not, without prior written approval, enter into material agreements or make public disclosures on behalf of the Company.
b)Furthermore, the Consultant acknowledges that she is an “officer” of the Company within the meaning of Rule 16a-1(f) under the Exchange Act and shall comply timely with all Section 16 reporting obligations.
c)Consultant shall comply with all Company policies applicable to executive officers, including the Insider Trading Policy, Code of Business Conduct and Ethics, Code of Ethics for Senior Financial Officers, and Regulation FD policy.
d)Consultant shall provide all information reasonably requested for SEC filings, including Forms 8-K (Item 5.02), proxy statements, and beneficial ownership reports, and shall cooperate with the Company in obtaining EDGAR codes.

11. Conflicts.
Consultant acknowledges that, while serving as Interim CFO, Consultant owes duties of good faith, loyalty, candor, and care to the Company and its shareholders consistent with the responsibilities of a senior financial officer of a publicly traded company. Consultant shall disclose, prior to acceptance and on a continuing basis, any outside engagements, board service, advisory roles, or financial interests that could reasonably create a conflict of interest. Consultant shall comply with the Foreign Corrupt Practices Act, the Company's anti-corruption and books-and-records policies, and the Company's Code of Business Conduct and Code of Ethics for Senior Financial Officers.
12. Indemnification.
Consultant shall indemnify the Company for claims arising from its gross negligence or willful misconduct. The Company shall also indemnify Consultant to the extent provided to similarly situated officers and directors acting in good faith and within the scope of their duties.
13. Governing Law.
This Agreement shall be governed by the laws of the State of Illinois.
14. Entire Agreement.
This Agreement, together with all attachments, exhibits and addenda attached hereto, constitutes the full and complete understanding and agreement of the parties relating to the subject matter hereof. Any modifications or amendment of any provision of this Agreement shall be effective only if in writing and signed by both parties.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the dates set forth below, to be effective as of the Effective Date set forth above.

PORTILLO’S HOT DOGS, LLC
By: /s/ Jill F. Waite
Name: Jill F. Waite
Title: Chief People Officer

PF SMITH CONSULTING LLC
By: /s/ Pamela F. Smith
Pamela F. Smith

EXHIBIT A
Statement of Work

1.Provide financial, strategic, and operational leadership during the Term, working closely with the Chief Executive Officer, Board of Directors and Audit Committee.
2.Oversee the Company’s Finance organization, including Accounting, Treasury, and FP&A.
3.Attend Company Audit Committee meetings and executive sessions, as requested.
4.Support and participate in the Company’s disclosure committee process, financial disclosures and Securities and Exchange Filings (including Forms 10-K, 10-Q, and 8-K, as appropriate).
5.Serve as the Company’s “principal financial officer” during the Term, for purposes of Sections 13 and 15(d) of the Exchange Act and Sarbanes-Oxley Sections 302 and 906 unless otherwise determined by the Board or Audit Committee, with authority to execute and deliver, on behalf of the Company, any and all required certifications, filings and disclosures.
6.Provide investor-facing support, including preparation for and attendance at the Company’s earnings call, if requested.
7.Provide broad strategic finance partnership with the Chief Executive Officer, the Vice President of Investor Relations, and other members of the executive leadership team.
8.Provide organizational leadership, mentorship and stability while assessing team capabilities, processes, systems and overall Finance function priorities, which may include:
a.Evaluating organizational cost structure and G&A
b.Improving FP&A and forecasting processes and visibility
c.Understanding restaurant and enterprise cost drivers
d.Assessing Finance team structure, priorities and organizational support needs
e.Supporting operational and strategic decision-making during the transition period
9.Travel and Schedule:
a.Consultant’s engagement will begin on Wednesday, May 20, 2026, and Consultant will report to the Company’s offices in Oak Brook, Illinois on that date for onboarding and training.
b.With the exception of vacations, holidays, and other agreed changes to the schedule, Consultant will travel to and work from the Company’s office from Monday to Thursday during the Term.

EXHIBIT B
Confidentiality Agreement
Portillo’s Hot Dogs, LLC (together with its subsidiaries, “Portillo’s or “the Company”) wishes to engage you (“you”) to serve as Interim Chief Financial Officer of the Company (the “Purpose”). As such, Portillo’s and/or its representatives may disclose certain verbal or written confidential and proprietary information (“Confidential Information”) to you concerning Portillo’s business, financial performance, strategy or other information. The term “Confidential Information” includes any and all information related to Portillo’s and its affiliates, whether oral, written, graphic, photographic, electronic or otherwise and whether furnished prior to or after the execution of this letter agreement including, without limitation, all information relating to Company employees, reports, analyses, forecasts, summaries, data, compilations, studies, plans or other records or documents prepared by you containing any such Confidential Information. In consideration of your being furnished with the Confidential Information, both parties agree to the following:
1.The Confidential Information will be used solely by you and solely for work performed related to the Purpose. The Confidential Information will be kept confidential by you, and may not be disclosed to any affiliate or third party without the prior written approval of Portillo’s. You agree that you shall employ all reasonable steps to protect the Confidential Information from unauthorized or inadvertent disclosure or use and take such steps that you take to protect your own confidential and highly sensitive information.

2.In the event you become legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigation, demand, order or similar process) to disclose any of the contents of the Confidential Information, you agree to (a) promptly notify Portillo’s prior to any such disclosure to the extent practicable and (b) cooperate with Portillo’s, at the expense of Portillo’s, in any attempt it may make to obtain a protective order or other appropriate assurance that confidential treatment will be afforded the Confidential Information.

3.Notwithstanding anything in this exhibit to the contrary, the term “Confidential Information” does not include any information which (a) was or becomes generally available to the public other than as a result of a disclosure by you, (b) was or becomes available to you on a non-confidential basis from a person other than Portillo’s, its affiliates or their advisors; provided that such person was not bound by any agreement or obligation to keep such information confidential, and (c) was independently developed by you without reference to or use of the Confidential Information. As used in this letter agreement, the term “person” shall be broadly interpreted to include, without limitation, any individual, partnership, corporation, trust, limited liability company, or other entity.

4.Upon written request by Portillo’s, except as otherwise required by applicable law or regulation, upon conclusion of the Term you will promptly return to Portillo’s all copies of the Confidential Information and any other written material containing or reflecting any of the Confidential Information in your possession, and you will not retain any copies.

5.The provisions of this Exhibit B and all obligations hereunder shall terminate two (2) years following the date of execution.